Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VAPARIA CORPORATION", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF AUGUST, A.D. 2016, AT 11:35 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SEVENTH DAY OF SEPTEMBER, A.D. 2016.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4768078 8100
SR# 20165379564

Authentication: 202833674
Date: 08-16-16

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:35 AM 08/16/2016
FILED 11:35 AM 08/16/2016
SR 20165379564 - File Number 4768078

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VAPARIA CORPORATION
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of VapAria Corporation, a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

RESOLVED: That the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation, as amended, of this Corporation is hereby deleted in its entirety and placed with the following:

> The aggregate number of shares which the Corporation shall have the authority to issue shall consist of two hundred million (200,000,000) shares of common stock having a $0.0001 par value, and ten million (10,000,000) shares of preferred stock having a $0.0001 par value. The Board of Directors of the Corporation may determine, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of preferred stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

FURTHER RESOLVED: That the effective date of this Certificate of Amendment shall be September 7, 2016.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated January 13, 2016 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a majority of the outstanding shares of the Corporation's voting stock on August 16, 2016 in accordance with Section 228 of the Delaware General Corporation Law

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended, as of August 16, 2016.

VAPARIA CORPORATION

By: ______________________

Alexander Chong, Chief Executive Officer